UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SD
Specialized Disclosure Report
DICK'S SPORTING GOODS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-31463	16-1241537
(Commission File Number)	(I.R.S. Employer Identification No.)

345 Court Street Coraopolis, Pennsylvania	15108
(Address of Principal Executive Offices)	(Zip Code)

Anne-Marie Megela
(724) 273-3400
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

ITEM 1.01. CONFLICT MINERALS DISCLOSURE AND REPORT

This Form SD of Dick's Sporting Goods, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.

Conflict Minerals Disclosure

The Conflict Minerals Report filed for the calendar year ended December 31, 2013 is publicly available on the Company’s Investor Relations site available through www.dickssportinggoods.com/investors and filed herewith as Exhibit 1.02.

ITEM 1.02. EXHIBIT

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.02 to this Report.

ITEM 2.01. EXHIBITS

The following exhibit is filed as part of this report.

Exhibit No.	Description

1.02	Conflict Minerals Report of Dick's Sporting Goods, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

DICK'S SPORTING GOODS, INC.

Date: June 2, 2014	By:	/s/ DAVID I. MOSSÉ
	Name:	David I. Mossé
	Title:	SVP – General Counsel and Corporate Secretary